Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On January 18, 2022, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), by and among 8x8, Inc. (“8x8”), Eagle Merger Sub, LLC (“Merger Sub”), Fuze, Inc (“Fuze”) and Shareholder Representative Services LLC, as the Seller Agent (the “Seller Agent”), 8x8 acquired 100% of the equity of Fuze on a cash-free, debt-free basis for estimated consideration of $211.9 million comprised of stock and cash, subject to certain adjustments (the “Merger”).

In connection with the Merger, on December 14, 2021, 8x8 completed its sale of $137.5 million in an additional aggregate principal amount of its currently outstanding 0.50% Convertible Senior Notes due 2024 (the “Additional Notes”) at an offering price of $1,007.79 per $1,000 principal amount of Additional Notes (which includes accrued interest from August 1, 2021), pursuant to separate, privately negotiated agreements with certain qualified investors in a private placement in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended. 8x8 relied on this exemption from registration based in part on representations made by the investors.

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed balance sheet as of September 30, 2021, the unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2021, and the unaudited pro forma condensed combined statement of operations for the year ended March 31, 2021. The unaudited pro forma condensed combined financial information includes historical results of 8x8 and Fuze after giving pro forma effect to the Merger and related transaction, summarized below.

The unaudited pro forma condensed combined financial information and related notes have been prepared utilizing period ends that differ by fewer than one fiscal quarter, as permitted by Regulation S-X. The unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the historical balance sheet of 8x8 as of September 30, 2021 and the historical balance sheet of Fuze as of June 30, 2021, on a pro forma basis as if the Merger and related transaction, summarized below, had been consummated on September 30, 2021. The unaudited pro forma condensed combined statements of operations for the six months ended September 30, 2021 and year ended March 31, 2021 combine the historical statements of operations of 8x8 for such periods and historical statements of operations of Fuze for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively, on a pro forma basis as if the Merger and related transaction, summarized below, had been consummated on April 1, 2020, the beginning of the earliest period presented, giving effect to:

•	the Merger of Fuze with and into a wholly owned subsidiary of 8x8; and;

•	the issuance of $137,500,000 aggregate principal amount of 0.50% Convertible Senior Notes due 2024

The historical Fuze condensed balance sheet as of June 30, 2021 and the historical statement of operations of Fuze for the six months ended, June 30, 2021 have been prepared using the same basis of presentation as the historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2020 and the unaudited historical condensed consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2021, as filed with the SEC on January 25, 2022.

The unaudited pro forma condensed combined financial information and related notes do not include Fuze’s revenues of $31.4 million or net loss of $9.1 million for the three months ended September 30, 2021. The preparation of the unaudited pro forma condensed combined financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•

8x8’s audited historical consolidated financial statements and accompanying notes as of and for the year ended March 31, 2021, included in 8x8’s Annual Report on Form 10-K, filed with the SEC on May 17, 2021;

•	Fuze’s audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2020, as filed with the SEC on January 25, 2022;

•

8x8’s unaudited historical consolidated financial statements and accompanying notes as of and for the six months ended September 30, 2021, included in 8x8’s Quarterly Report on Form 10-Q, filed with the SEC on November 3, 2021;

•	Fuze’s unaudited historical condensed consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2021, as filed with the SEC on January 25, 2022; and

•	other information pertaining to 8x8 and Fuze contained or incorporated by reference herein

In connection with the plan to integrate the operations of 8x8 and Fuze following the completion of the Merger, 8x8 anticipates that nonrecurring charges will be incurred. 8x8 is not able to determine the timing, nature, and amount of these charges as of the date hereof. However, these charges will affect the results of operations of 8x8 and Fuze, as well as those of the combined company following the completion of the Merger, in the period in which they are incurred. The unaudited pro forma condensed combined financial statements do not include the effects of costs associated with any restructuring or integration activities resulting from the Merger, as such costs cannot be determined at this time.

The pro forma financial information reflects adjustments that management believes are necessary to present fairly the entity’s pro forma financial position and results of operations following the closing of the transaction as of and for the periods indicated. The adjustments are based on currently available information and assumptions that management believes are, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to reflect 8x8’s financial condition and the results of operations as if 8x8 completed the transaction on September 30, 2021 and April 1, 2020, respectively. These adjustments are based on preliminary estimates and may be different from the acquisition accounting that will be made by 8x8 upon consummation of the Merger, and these differences could be material.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Merger. It has been prepared for informational purposes only and is subject to a number of uncertainties and assumptions. The pro forma financial information has been prepared by 8x8 in accordance with Regulation S-X Article 11, Pro Forma Financial information (“Article 11”). Additionally, the unaudited pro forma condensed combined financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the Merger been completed as of the dates indicated or that may be achieved in the future. The estimates of fair value are preliminary and are dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive valuation. Accordingly, actual adjustments to the combined company’s financial statements following the Merger will differ, perhaps materially, from those reflected in the unaudited pro forma condensed combined financial statements because the assets and liabilities of Fuze will be recorded at their respective fair values on the date the Merger is consummated, and the preliminary assumptions used to estimate these fair values may change when the valuation and other studies are finalized. Consequently, amounts preliminarily allocated to goodwill could change significantly from those allocations used in the unaudited pro forma condensed combined financial statements presented below. 8x8 has elected not to present management’s adjustments in the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not give consideration to the impact of possible revenue enhancements, expense efficiencies, synergies, or asset dispositions that may result from the Merger.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2021

(In thousands)

	Historical	Note 4
	As of September 30, 2021	As of June 30, 2021
	8x8, Inc.	Fuze, Inc. Reclassified	Financing Adjustments	Note 5	Transaction Accounting Adjustments	Note 6	Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$102,989	$15,692	$89,364	5a	$(132,915)	6a	$75,130
Restricted cash, current	8,179	—	—		—		8,179
Short-term investments	44,607	—	—		—		44,607
Accounts receivable, net	51,178	15,660	—		(425)	6b	66,413
Deferred sales commission costs, current	33,026	4,982	—		(4,982)	6c	33,026
Other current assets	32,896	5,375	—		(551)	6d	37,720

Total current assets	272,875	41,709	89,364		(138,873)		265,075
Property and equipment, net	86,860	2,186	—		—		89,046
Operating lease, right-of-use assets	62,379	—	—		4,691	6e	67,070
Intangible assets, net	14,580	343	—		116,717	6f	131,640
Goodwill	130,869	4,802	—		122,068	6g	257,739
Restricted cash, non-current	462	868	—		—		1,330
Long-term investments	10,245	—	—		—		10,245
Deferred sales commission costs, non-	75,668	6,500	—		(6,500)	6c	75,668
Other assets	18,904	1,220	—		(1,105)	6h	19,019

Total assets	$672,842	$57,628	$89,364		$96,998		$916,832

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,618	$17,712	$—		$—		$47,330
Accrued compensation	30,575	8,725	—		—		39,300
Accrued taxes	12,065	15,628	—		2,533	6i	30,226
Operating lease liabilities, current	13,271	—	—		2,241	6e	15,512
Deferred revenue, current	22,362	2,656	—		—		25,018
Other accrued liabilities	13,049	5,871	—		5,990	6j	24,910

Total current liabilities	120,940	50,592	—		10,764		182,296
Operating lease liabilities, non-current	77,156	—	—		2,800	6e	79,956
Long-term debt, net of current portion	—	118,520	—		(118,520)	6k	—
Deferred Revenue, net of current portion	—	12,855	—		—		12,855
Convertible senior notes, net	317,291	—	118,747	5b	—		436,038
Other liabilities, non-current	4,904	14,705	—		(9,765)	6l	9,844

Total liabilities	520,291	196,672	118,747		(114,721)		720,989
Stockholders’ equity:
Redeemable convertible preferred stock	—	17,697	—		(17,697)	6m	—
Treasury stock	—	(2,259)	—		2,259	6m	—
Common stock	113	158	(2)	5c	(153)	6n	116
Additional paid-in capital	835,830	200,863	(29,381)	5d	(120,877)	6o	886,435
Accumulated other comprehensive loss	(6,107)	(404)	—		404	6m	(6,107)
Accumulated deficit	(677,285)	(355,099)	—		347,783	6n	(684,601)

Total stockholders’ equity	152,551	(139,044)	(29,383)		211,719		195,843

Total liabilities and stockholders’ equity	$672,842	$57,628	$89,364		$96,998		$916,832

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2021

(In thousands, except share and per share amount)

	Historical	Note 4
	Six Months Ended September 30, 2021	Six Months Ended June 30, 2021
	8x8 Inc.	Fuze, Inc. Reclassified	Financing Adjustments	Note 5	Transaction Accounting Adjustments	Note 7	Pro Forma Combined
Service revenue	$280,172	$59,475	$—		$—		$339,647
Other revenue	19,712	2,300	—		—		22,012

Total revenues	299,884	61,775	—		—		361,659
Operating expenses:
Cost of service revenue	93,208	20,815	—		1,750	7a	115,773
Cost of other revenue	26,015	4,762	—		—		30,777
Research and development	53,890	13,765	—		509	7c	68,164
Sales and marketing	152,641	24,332	—		3,606	7d	180,579
General and administrative	50,114	10,502	—		(161)	7e	60,455

Total operating expenses	375,868	74,176	—		5,704		455,748

Loss from operations	(75,984)	(12,401)	—		(5,704)		(94,089)
Gain on forgiveness of PPP loan	—	6,338	—		—		6,338
Change in fair value of preferred stock warrants	—	10	—		(10)	7f	—
Loss on debt extinguishment	—	(16,065)			—		(16,065)
Other expense, net	(9,757)	(5,185)	(4,769)	5e	5,532	7g	(14,179)

Loss before income tax provision	(85,741)	(27,303)	(4,769)		(182)		(117,995)
Provision for income taxes	489	201	—		—		690

Net loss	$(86,230)	$(27,504)	$(4,769)		$(182)		$(118,685)

Net loss per share:
Basic and diluted	$(0.78)						$(1.04	)7i

Weighted-average common shares outstanding:
Basic and diluted	111,180						114,647	7i

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED MARCH 31, 2021

(In thousands, except share and per share amount)

	Historical	Note 4
	Year Ended March 31, 2021	Year Ended December 31, 2020
	8x8 Inc.	Fuze, Inc. Reclassified	Financing Adjustments	Note 5	Transaction Accounting Adjustments	Note 7	Pro Forma Combined
Service revenue	$495,985	$118,450	$—		$—		$614,435
Other revenue	36,359	8,049	—		—		44,408

Total revenues	532,344	126,499	—		—		658,843
Operating expenses:
Cost of service revenue	180,082	45,484	—		3,631	7a	229,197
Cost of other revenue	50,068	10,476	—		28	7b	60,572
Research and development	92,034	27,749	—		2,020	7c	121,803
Sales and marketing	256,231	50,133	—		8,792	7d	315,156
General and administrative	100,078	33,057	—		13,273	7e	146,408

Total operating expenses	678,493	166,899	—		27,744		873,136

Loss from operations	(146,149)	(40,400)	—		(27,744)		(214,293)
Change in fair value of preferred stock warrants	—	3,776	—		(3,776)	7f	—
Other expense, net	(18,593)	(9,693)	(9,125)	5e	282	7g	(37,129)

Loss before income tax provision	(164,742)	(46,317)	(9,125)		(31,238)		(251,422)
Provision for income taxes	843	1,036			(159)	7h	1,720

Net loss	$(165,585)	$(47,353)	$(9,125)		$(31,079)		$(253,142)

Net loss per share:
Basic and diluted	$(1.57)						$(2.32)	7i

Weighted-average common shares outstanding:
Basic and diluted	105,700						109,043	7i

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Description of Transactions and Basis of Presentation

Description of Transactions

Acquisition of Fuze

On January 18, 2022, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), by and among 8x8, Eagle Merger Sub, LLC (“Merger Sub”), Fuze and Shareholder Representative Services LLC, as the Seller Agent (the “Seller Agent”), 8x8 acquired 100% of the equity of Fuze on a cash-free, debt-free basis for estimated merger consideration of $211.9 million comprised of stock and cash, subject to certain adjustments.

At the effective time of the Merger (the “Effective Time”), each share of Common Stock, par value $0.0001 per share, of Fuze (the “Fuze Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any cancelled shares and dissenting shares) was converted into the right to receive, (i) in the case of an accredited holder, a number of shares of common stock, par value $0.001 per share, of 8x8 (the “Company Common Stock”), equal to the Common Stock Exchange Ratio (as defined in the Merger Agreement) (rounded down to the nearest whole share of Company Common Stock), or (ii) in the case of a non-accredited holder, an amount of cash equal to the Per Common Share Consideration (as defined in the Merger Agreement) and, in each case, if applicable, cash in lieu of fractional shares, subject to any applicable withholding.

At the Effective Time, each share of Series A Prime Preferred Stock, par value $0.0001 per share, of Fuze (the “Fuze Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any cancelled shares and dissenting shares) was converted into the right to receive a number of shares of Company Common Stock equal to the Series A Prime Preferred Exchange Ratio (as defined in the Merger Agreement) (rounded down to the nearest whole share of Company Common Stock), and, if applicable, cash in lieu of fractional shares, subject to any applicable withholding.

At the Effective Time, (i) each Fuze option was cancelled and extinguished without consideration, (ii) each Fuze restricted stock unit (“Fuze RSU”) that was outstanding immediately prior to the Effective Time vested, if unvested, and was automatically converted into the right to receive, (a) for each share of Fuze Common Stock subject to such Fuze RSU, (I) an amount of cash equal to the Per Common Share Consideration for RSU holders that are non-accredited holders and (II) shares of Company Common Stock equal to the Common Stock Exchange Ratio (rounded down to the nearest whole share of Company Common Stock) for RSU holder that are accredited holders, or (b) for each share of Fuze Preferred Stock subject to such Fuze RSU, a number of shares of Company Common Stock equal to the Series A Prime Preferred Exchange Ratio, in each case for clauses (a) and (b), net of any withholding taxes, and (iii) (a) each Fuze Common Warrant was cancelled and extinguished without consideration, and (b) each Fuze Series A Prime Preferred Warrant was, upon delivery of certain executed documentation, entitled to receive, (I) in the case of an accredited holder, a number of shares of Company Common Stock as calculated in the Merger Agreement, or (II) in the case of a non-accredited holder, an amount of cash equal to the Per Series A Prime Preferred Share Consideration (as defined in the Merger Agreement), net of the exercise price of such Fuze Series A Prime Preferred Warrant.

A portion of the aggregate Merger consideration payable to certain Fuze holders was held back for purposes of the post-closing purchase consideration adjustment, indemnification for general matters and for certain special taxes and expenses of the Seller Agent.

Sale of Convertible Notes

On December 14, 2021, 8x8 completed its sale of $137.5 million in an additional aggregate principal amount of its currently outstanding 0.50% Convertible Senior Notes due 2024 (the “Additional Notes”) at an offering price of $1,007.79 per $1,000 principal amount of Additional Notes (which includes accrued interest from August 1, 2021), pursuant to separate, privately negotiated agreements with certain qualified investors in a private placement in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended. 8x8 relied on this exemption from registration based in part on representations made by the investors.

The Additional Notes are 8x8’s senior unsecured obligations, and were issued under an indenture, dated as of February 19, 2019, by and between 8x8 and Wilmington Trust, National Association, as trustee. The Additional Notes constitute a further issuance of, and form a single series with the Company’s outstanding 0.50% Convertible Senior Notes due 2024 issued on February 19, 2019 in the aggregate principal amount of $287.5 million and outstanding 0.50 % Convertible Senior Notes due 2024 issued on November 21, 2019 in the aggregate principal amount of $75.0 million (the “Existing Notes” and, together with the Additional Notes, the “Notes”). After giving effect to the issuance of the Additional Notes, the total consolidated principal amount of indebtedness for borrowed money is $500 million.

The Additional Notes bear interest at a rate of 0.50% per year, accruing from the August 1, 2021 interest payment date of the Existing Notes, payable semiannually in arrears on February 1 and August 1 of each year, beginning on February 1, 2022. The Additional Notes will mature on February 1, 2024, unless earlier converted, redeemed or repurchased in accordance with their terms.

The net proceeds from the sale of the Additional Notes were approximately $134.3 million after deducting fees payable to the placement agent and other offering expenses payable by 8x8. 8x8 used approximately $45.0 million of the net proceeds to repurchase shares of its common stock from the purchasers of the Additional Notes, at a price of $19.20 per share, and used the remainder of the net proceeds to consummate the acquisition of Fuze and for the repurchase of common shares from purchasers of 8x8’s 0.50% Convertible Senior Notes due 2024 issued on December 14, 2021.

Renegotiation of Inventory Agreement

In October 2021, Fuze renegotiated terms of a supplier agreement that resulted in the write-off of certain assets and reduction of certain liabilities. Management believes the impact to the fair value of Fuze’s assets and liabilities related to the renegotiation of this agreement is material to investors even though separate from the Merger and has therefore included the pro forma impacts of the agreement renegotiation as part of Transaction Accounting Adjustments.

Basis of Presentation

The unaudited pro forma combined balance sheet as of September 30, 2021 and the unaudited pro forma combined statements of income for the six months ended September 30, 2021 and the year ended March 31, 2021 are based on the historical financial statements of 8x8 and Fuze after giving effect to the completion of the Merger and the assumptions and adjustments described in the accompanying notes. Such financial statements reflect no revenue synergies expected to result from the Merger, or the costs to achieve any revenue synergies, or any anticipated disposition of assets that may result from the integration of operations. The pro forma financial statements do include other transaction adjustments as it relates to compensation arrangements as a result of the Merger.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), with 8x8 as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement (“ASC 820”), and based on the historical consolidated financial statements of 8x8 and Fuze. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their acquisition date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of purchase consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

Acquisition accounting for the Merger depends upon certain estimates and assumptions, all of which are preliminary, and has been made for the purpose of developing the unaudited pro forma condensed combined financial information. A final determination of fair values of assets acquired and liabilities assumed relating to the Merger could differ materially from preliminary acquisition accounting. This final valuation will be based on the actual assets acquired and liabilities assumed of Fuze existing at the closing date of the Merger. The final valuation may materially change the acquisition accounting, which could materially affect the fair values assigned to the assets acquired and liabilities assumed and could result in a material change to the unaudited pro forma condensed combined financial information.

The transaction accounting adjustments represent 8x8 management’s best estimates and are based upon currently available information and certain assumptions that 8x8 believes are reasonable under the circumstances. 8x8 is not aware of any material transactions between 8x8 and Fuze (prior to the announcement of the Merger) during the periods presented, hence adjustments to eliminate transactions between 8x8 and Fuze have not been reflected in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Merger had been completed on the dates indicated, nor is it indicative of future operating results or financial position.

Note 2. Significant Accounting Policies

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in 8x8’s financial statements as of and for the year ended March 31, 2021. Management has determined that certain adjustments, including those described herein and elsewhere in the accompanying notes to the unaudited pro forma condensed combined financial statements, are necessary to conform Fuze’s financial statements to the accounting policies and financial statement presentation used by 8x8 in the preparation of the unaudited pro forma condensed combined financial information.

8x8 adopted FASB Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842), and several amendments codified as ASC 842, on April 1, 2019, while Fuze was not required to adopt this standard at the time of the Acquisition. The primary impact of adopting ASC 842 relates to the recognition of right-of-use assets and lease liabilities on the unaudited pro forma condensed combined consolidated balance sheet. The unaudited pro forma condensed combined consolidated balance sheet as of September 30, 2021, the unaudited pro forma condensed combined consolidated statement of operations for the six months ended September 30, 2021 and the year ended March 31, 2021 has been prepared to reflect the adoption of this standard.

The Company adopted ASU 2016-13, Financial Instruments—Credit Losses (Topic 326), as amended, on April 1, 2020, while Fuze was not required to adopt this standard at the time of the Acquisition. The current expected credit loss (“CECL”) model under this standard results in earlier recognition of credit losses for loans, investment securities, and purchased financial assets with credit deterioration. The unaudited pro forma condensed combined consolidated balance sheet as of September 30, 2021, the unaudited pro forma condensed combined consolidated statement of operations for the six months ended September 30, 2021 and for the year ended March 31, 2021 have been prepared to reflect the adoption of this standard.

Note 3. Calculation of Estimated Purchase Consideration and Preliminary Acquisition Accounting

Estimated Purchase Consideration

Estimated purchase consideration of approximately $211.9 million is based on the Company’s closing share price on the closing date of January 18, 2022. The following table summarized the components of the estimated purchase consideration (in thousands except per-share information):

Shares of 8x8 to be issued to existing Fuze stockholders(1)	5,104,308
Closing price per share of 8x8 common stock(2)	$15.48

Estimated equity portion of purchase consideration	79,015
Estimated cash paid to Fuze stockholders	3,652
Cash paid to settle Fuze debt and interest on behalf of sellers	127,495
Cash paid to settle unpaid Fuze transaction costs on behalf of sellers	1,768

Estimated cash portion of purchase consideration	132,915

Total estimated purchase consideration	$211,930

(1)

The stock consideration component of the estimated merger consideration is computed based on the total outstanding shares of Fuze at the effective time, multiplied by the exchange ratio, 0.026627 for Series A Preferred Exchange Ratio and 0.000574 for Common Stock Exchange Ratio

(2)	Based on the closing price of 8x8 common stock on the NYSE on January 18, 2022.

Preliminary Acquisition Accounting

Under the acquisition method of accounting, the identifiable assets acquired, and liabilities assumed of Fuze will be recognized and measured at fair value as of the closing date of the acquisition and added to those of 8x8. The determination of fair value used in the transaction related adjustments presented herein are preliminary and based on management estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Merger. The final determination of acquisition accounting, upon the completion of the valuation and other studies, will be based on Fuze’s assets acquired and liabilities assumed as of January 18, 2022 and will depend on a number of factors that cannot be predicted with certainty at this time. Therefore, actual acquisition accounting will differ from the acquisition accounting adjustments presented. The acquisition accounting is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma acquisition accounting will be subject to further adjustments as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurance that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table sets forth preliminary acquisition accounting of the estimated purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed based on Fuze’s unaudited condensed consolidated balance sheet as of June 30, 2021, with the excess recorded to goodwill:

Cash and cash equivalents	$15,692
Accounts receivable	15,235
Other current assets	4,824
Property and equipment	2,186
Operating lease, right-of-use assets	4,691
Intangible assets	117,060
Restricted cash, non-current	868
Other assets	115

Total assets	160,671
Accounts payable	17,712
Accrued compensation	8,725
Accrued taxes	18,161
Operating lease liabilities, current	2,241
Deferred revenue, current	2,656
Other accrued liabilities	5,362
Operating lease liabilities, non-current	2,800
Deferred revenue, net of current portion	12,855
Other liabilities, non-current	5,099

Total liabilities	75,611

Net assets acquired (a)	85,060
Estimated purchase consideration (b)	211,930

Estimated goodwill (b)—(a)	$126,870

Goodwill

Goodwill represents excess of Merger consideration over the fair value of the underlying net assets acquired. In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill is not amortized, but instead is reviewed for impairment at least annually, absent any indicators of impairment. Goodwill is attributable to planned growth in new markets and synergies expected to be achieved from the combined operations of 8x8 and Fuze. Goodwill recorded in the acquisition is not expected to be deductible for tax purposes.

Intangible Assets

The estimates of fair value for the identified intangible assets were based on a review of the acquisition accounting adjustments publicly disclosed in precedent transactions involving targets with operations similar to Fuze. The methodology used to value these intangible assets will be refined upon the availability of additional information needed to rely on more direct valuation approaches. Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of the following:

	Estimated fair value (in thousands)	Estimated useful life (in years)
Customer relationships	$95,000	8
Developed technology	21,000	6
Trade names, trademarks, and domain names	1,060	5

Total	$117,060

The estimated fair values and useful lives of identifiable intangible assets are preliminary and are based on 8x8 management’s estimates. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets and the related amount of amortization, may differ materially from preliminary acquisition accounting. Any change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill. A 10% change in the valuation of intangible assets would result in a change to annual amortization expense of approximately $1.6 million, based off estimated useful lives presented herein.

The amortization related to the identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statement of operations based on the estimated useful lives above and as further described in (Note 7).

Note 4. Reclassification Adjustments

Certain reclassification adjustments have been made to the unaudited pro forma condensed combined financial information to conform Fuze’s historical condensed consolidated balance sheet and condensed statements of operations to 8x8’s financial statement presentation.

The unaudited pro forma condensed combined financial information may not reflect all reclassifications necessary to conform Fuze’s financial statement presentation to that of 8x8 as upon completion of the acquisition, 8x8 will perform a comprehensive review of Fuze’s accounting policies. As a result of the review, 8x8 may identify additional differences between the accounting policies of the two companies, which when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

The following reclassification adjustments were made to conform the presentation of Fuze’s financial information to 8x8 presentation on the unaudited pro forma condensed combined balance sheet as of June 30, 2021:

	Historical Fuze, Inc.	Reclassifications		Reclassified Fuze, Inc.
ASSETS
Current Assets:
Cash and cash equivalents	$15,692	$—		$15,692
Restricted cash, current	—	—		—
Short-term investments	—	—		—
Accounts receivable, net	15,660	—		15,660
Inventory	514	(514	) a	—
Deferred sales commission costs, current	4,982	—		4,982
Other current assets	4,861	514	a	5,375

Total current assets	41,709	—		41,709
Property and equipment, net	2,186	—		2,186
Operating lease, right-of-use assets	—	—		—
Intangible assets, net	343	—		343
Goodwill	4,802	—		4,802
Restricted cash, non-current	868	—		868
Long-term investments	—	—		—
Deferred sales commission costs, non-current	6,500	—		6,500
Other assets	1,220	—		1,220

Total assets	$57,628	$—		$57,628

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	11,838	5,874	b	17,712
Accrued expenses and other current liabilities	30,224	(30,224	) c	—
Accrued compensation	—	8,725	c	8,725
Accrued taxes	—	15,628	c	15,628
Operating lease liabilities, current	—	—		—
Long-term debt, current portion	—	—		—
Deferred revenue, current	8,530	(5,874	) b	2,656
Other accrued liabilities	—	5,871	c	5,871

Total current liabilities	50,592	—		50,592
Operating lease liabilities, non-current	—	—		—
Long-term debt, net of current portion	118,520	—		118,520
Deferred revenue, net of current portion	12,855	—		12,855
Preferred stock warrant liability	1,498	(1,498	) e	—
Deferred tax liabilities	230	(230	) d	—
Convertible senior notes, net	—	—		—
Other liabilities, non-current	12,977	1,728	d,e	14,705

Total liabilities	196,672	—		196,672
Commitments and contingencies (Note 7)
Stockholders’ equity:
Redeemable convertible preferred stock	17,697	—		17,697
Common stock	158	—		158
Treasury stock	(2,259)	—		(2,259)
Additional paid-in capital	200,863	—		200,863
Accumulated other comprehensive loss	(404)	—		(404)
Accumulated deficit	(355,099)	—		(355,099)

Total stockholders’ equity	(139,044)	—		(139,044)

Total Liabilities and stockholders’ equity	$57,628	$—		$57,628

(a)	Represents reclassification of $0.5 million from “inventory” to “other current assets”
(b)	Represents reclassification of $5.9 million from “deferred revenue, current” to “accounts payable” for customer deposits.
(c)	Represents reclassification of $30.2 million from “accrued expenses and other current liabilities” to “accrued compensation,” “accrued taxes” and “other accrued liabilities”
(d)	Represents reclassification of $0.2 million from “deferred tax liabilities” to “other liabilities, non-current”
(e)	Represents reclassification of $1.5 million from “preferred stock warrant liability” to “other liabilities, non-current”

The following reclassification adjustments were to conform the presentation of Fuze’s financial information to 8x8 presentation on the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021:

	Historical Fuze, Inc.	Reclassifications		Reclassified Fuze, Inc.
Revenue	$63,114	$(63,114	) aa	$—
Service revenue	—	59,475	aa, bb	59,475
Other revenue	—	2,300	aa	2,300

Total revenues	63,114	(1,339)		61,775
Operating expenses:
Cost of revenue	26,916	(26,916	) aa	—
Cost of subscription revenue	—	—		—
Cost of service revenue	—	20,815	aa, bb	20,815
Cost of other revenue	—	4,762	aa	4,762
Research and development	13,765	—		13,765
Sales and marketing	24,332	—		24,332
General and administrative	10,035	467	dd	10,502

Total operating expenses	75,048	(872)		74,176

Loss from operations	(11,934)	(467)		(12,401)
Interest expense, net	(5,049)	5,049	cc	—
Gain on forgiveness of PPP loan	6,338	—		6,338
Change in fair value of preferred stock warrants	10	—		10
Loss on debt extinguishment	(16,065)	—		(16,065)
Other expense, net	(603)	(4,582	) cc, dd	(5,185)

Total other income (expense), net	(15,369)	467		(14,902)
Loss before income tax provision	(27,303)	—		(27,303)
Provision for income taxes	201	—		201

Net loss	$(27,504)	$—		$(27,504)

(aa)

Represents reclassification of all legacy Fuze revenue and cost of revenue financial statement line items to “service revenue,” “other revenue,” “cost of service revenue” and “cost of other revenue,” respectively.

(bb)	Represents removal of $1.3 million from “service revenue” and “cost of service revenue” to align with 8x8 presentation to present certain taxes net rather than gross.
(cc)	Represents reclassification of $5.0 million from “interest expense, net” to “other expense, net”.
(dd)	Represents reclassification of $0.5 million from “other expense, net” to “general and administrative”.

The following reclassification adjustments were to conform the presentation of Fuze’s financial information to 8x8 presentation on the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020:

	Historical Fuze, Inc.	Reclassifications		Reclassified Fuze, Inc.
Revenue	$129,746	$(129,746	) ee	$—
Service revenue	—	118,450	ee, ff	118,450
Other revenue	—	8,049	ee	8,049

Total revenues	129,746	(3,247)		126,499
Operating expenses:
Cost of revenue	59,207	(59,207	) ee	—
Cost of subscription revenue	—	—		—
Cost of service revenue	—	45,484	ee, ff	45,484
Cost of other revenue	—	10,476	ee	10,476
Research and development	27,749	—		27,749
Sales and marketing	50,133	—		50,133
General and administrative	24,557	8,500	hh	33,057

Total operating expenses	161,646	5,253		166,899

Loss from operations	(31,900)	(8,500)		(40,400)
Interest expense, net	(8,660)	8,660	gg	—
Change in fair value of preferred stock warrants	3,776	—		3,776
Other expense, net	(9,533)	(160	) gg, hh	(9,693)

Total other income (expense), net	(14,417)	8,500		(5,917)
Loss before income tax provision	(46,317)	—		(46,317)
Provision for income taxes	1,036	—		1,036

Net loss	$(47,353)	$—		$(47,353)

(ee)

Represents reclassification of all legacy Fuze revenue and cost of revenue financial statement line items to “service revenue,” “other revenue,” “cost of service revenue” and “cost of other revenue,” respectively.

(ff)	Represents removal of $3.2 million from “service revenue” and “cost of service revenue” to align with 8x8 presentation to present certain taxes net rather than gross.
(gg)	Represents reclassification of $8.7 million from “interest expense, net” to “other expense, net”.
(hh)	Represents reclassification of $8.5 million from “other expense, net” to “general and administrative”.

Note 5. Financing Adjustments to the Unaudited Pro Forma Condensed Combined Statements

Explanations of the financing adjustments to the unaudited pro forma condensed combined statement of financial condition are as follows:

(a)

Reflects the following adjustments to the Company’s cash and cash equivalents balance from: (i) cash proceeds from the Additional Notes, net of debt issuance costs and (ii) Cash used for share repurchase.

Cash proceeds from the Additional Notes, net of debt issuance costs	$134,340
Cash used for share repurchase	(44,976)

Financing adjustment to cash and cash equivalents	$89,364

(b)	Reflects the adjustment to recognize the issuance of the Company’s Additional Notes, net of debt issuance costs and value of the conversion feature included in additional paid-in capital.

(c)	Reflects the reduction of common stock as a result of 8x8’s share repurchase.

(d)	Reflects the increase to additional paid-in capital balance: (i) Value of the conversion feature of the Additional Notes issued and (ii) share repurchase.

Value of the conversion feature of the Additional Notes issued	$15,593
Change resulting from share repurchase	(44,974)

Financing adjustment to additional paid-in capital	$(29,381)

(e)	Represents the adjustment to other expense, net balance for interest expense resulting from the Additional Notes.

Note 6. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

Explanations of the adjustments to the unaudited pro forma condensed combined statement of financial condition are as follows:

(a)

Represents adjustment to the combined company cash and cash equivalents: (i) extinguishment of Fuze AB Credit Agreement, (ii) cash paid to settle unpaid Fuze transaction costs on behalf of sellers and (iii) cash consideration paid to seller at close.

Extinguishment of Fuze AB Credit Agreement	$(127,495)
Cash paid to settle unpaid Fuze transaction costs on behalf of sellers	(1,768)
Cash consideration paid to seller at close	(3,652)

Pro forma adjustment to cash and cash equivalents	$(132,915)

(b)

Reflects the adoption of ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The adjustment resulted in an increase to the allowance for doubtful accounts of $0.4 million as a result of policy alignment with 8x8’s policy for allowance for doubtful accounts.

(c)	Reflects the elimination of deferred commissions on Fuze’s historical balance sheet.

(d)	Reflects the adjustment to other current assets for removal of $0.6 million of inventory and prepaid expenses resulting from fair value adjustment of inventory agreement.

(e)	Reflects the recognition of operating right-of-use assets, net of off-market fair value adjustment, and operating lease liabilities as a result of the adoption of ASC 842.

(f)	Represents the acquisition method of accounting based on the estimated fair value of the intangible assets acquired as discussed in Note 3 above.

Intangible assets, net - elimination of historical value	$(343)
Intangible assets, net - fair value	117,060

Pro forma adjustment to intangible assets, net	$116,717

(g)	Reflects the adjustment to goodwill after the application of acquisition method of accounting as discussed in Note 3 above.

Goodwill—elimination of historical	$(4,802)
Goodwill—fair value	126,870

Pro forma adjustment to goodwill	$122,068

(h)	Reflects the adjustment to other assets for the elimination of deferred financing costs on Fuze’s AB Credit Agreement that were settled in connection with the Merger.

(i)	Reflects an increase in accrued sales taxes resulting from fair value adjustments for acquisition method of accounting.

(j)

Reflects the following adjustments to the Company’s short-term other accrued liabilities balance: (i) accruals for 8x8 transaction costs incurred but not recognized in the historical financial statements, (ii) adjustment to eliminate short-term accrued interest pertaining to the retirement of Fuze’s AB Credit Agreement that was paid on behalf of the sellers, (iii) elimination of Fuze historical short-term deferred rent and (iv) short term liability related to fair value adjustment of inventory agreement.

Accrue 8x8 transaction costs	$6,499
Adjustment to short-term accrued interest pertaining to the retirement of Fuze’s AB Credit Agreement	(373)
Elimination of Fuze historical short-term deferred rent	(113)
Short term liability related to fair value adjustment of inventory agreement	(23)

Pro forma adjustment to other accrued liabilities	$5,990

(k)	Reflects the elimination of Fuze’s AB Credit Agreement that was repaid on behalf of the sellers in connection with the Merger.

(l)

Reflects the following adjustments to the Company’s long-term other liabilities balance: (i) adjustment to eliminate long-term accrued interest pertaining to the retirement of Fuze’s AB Credit Agreement that was paid on behalf of the sellers, (ii) elimination of Fuze historical long-term deferred rent, (iii) adjust long term liability related to fair value adjustment of inventory agreement and (iv) elimination of Fuze’s preferred stock warrant liability.

Adjustment to long-term accrued interest pertaining to the retirement of Fuze’s AB Credit Agreement	$(436)
Elimination of Fuze historical long-term deferred rent	(490)
Reduction of long-term liability related to fair value adjustment of inventory agreement	(7,341)
Elimination of Fuze long-term preferred stock warrant liability	(1,498)

Pro forma adjustment to other liabilities, non-current	$(9,765)

(m)	Reflects the elimination of Fuze historical redeemable convertible preferred stock, treasury stock, and accumulated other comprehensive loss.

(n)	Reflects the following adjustments to the Company’s common stock balance: (i) elimination of Fuze historical common stock and (ii) transfer of non-cash consideration.

Elimination of Fuze historical common stock	$(158)
Transfer of non-cash consideration	5

Pro forma adjustment to common stock	$(153)

(o)

Reflects the following adjustments to the Company’s additional paid-in capital balance: (i) elimination of Fuze historical additional paid-in capital, (ii) equity portion of aggregate consideration transferred and (iii) one time stock-based compensation expense for accelerated awards as a result of the Merger.

Elimination of Fuze historical additional paid-in capital	$(200,863)
Equity portion of aggregate consideration transferred	79,010
One time stock-based compensation expense for accelerated awards	976

Pro forma adjustment to additional paid-in capital	$(120,877)

(p)

Reflects the following adjustments to the Company’s accumulated deficit: (i) elimination of historical accumulated deficit, (ii) accrual of 8x8 transaction costs, (iii) one time stock-based compensation expense for accelerated awards as a result of the Merger and (iv) impact of release of the Company’s valuation allowance.

Elimination of historical accumulated deficit	$355,099
Accrual of transaction costs	(6,499)
One time stock-based compensation expense for accelerated awards	(976)
Impact of release of the Company’s valuation allowance	159

Pro forma adjustment to accumulated deficit	$347,783

Note 7. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

Explanations of the adjustments to the unaudited pro forma condensed combined statement of operations are as follows:

(a)

Reflects the following adjustments to the Company’s cost of service revenue: (i) one time stock-based compensation expense for accelerated awards as a result of the Merger and (ii) amortization of purchased identifiable intangible assets.

	Six Months Ended September 30, 2021	Year Ended March 31, 2021
One time stock-based compensation expense for accelerated awards	—	131
Amortization of purchased identifiable intangible assets	1,750	3,500

Pro forma adjustment to cost of service revenue	$1,750	$3,631

(b)	Reflects the adjustment to cost of other revenue for year ended March 31, 2021 related to a one time stock-based compensation expense for accelerated awards as a result of the Merger.

(c)

Reflects the following adjustments to the Company’s research and development expense: (i) reversal of Fuze’s historical intangible asset amortization, (ii) adjustment to stock-based compensation expense for equity awards issued to key employees as part of the Merger and (iii) one time stock-based compensation expense for accelerated awards as a result of the Merger.

	Six Months Ended September 30, 2021	Year Ended March 31, 2021
Reversal of Fuze’s historical intangible asset amortization	$(69)	$(354)
Stock-based compensation expense for equity awards issued to key employees	578	2,073
One time stock-based compensation expense for accelerated awards	—	301

Pro forma adjustment to research and development	$509	2,020

(d)

Reflects the following adjustments to the Company’s sales and marketing expense: (i) amortization of purchased identifiable intangible assets, (ii) elimination of Fuze’s historical amortization of deferred commissions and (iii) one time stock-based compensation expense for accelerated awards as a result of the Merger.

	Six Months Ended September 30, 2021	Year Ended March 31, 2021
Amortization of purchased identifiable intangible assets	$6,044	$12,087
Elimination of Fuze’s historical amortization of deferred commissions	(2,438)	(3,460)
One time stock-based compensation expense for accelerated awards	—	165

Pro forma adjustment to sales and marketing	$3,606	$8,792

(e)

Reflects the following adjustments to the Company’s general and administrative expense: (i) reversal of Fuze’s historical intangible asset amortization, (ii) one time stock-based compensation expense for accelerated awards as a result of the Merger, (iii) incremental transaction costs, (iv) bad debt expense adjustment due to adoption of CECL and (v) loss related to fair value adjustment of Fuze sales tax liability.

	Six Months Ended September 30, 2021	Year Ended March 31, 2021
Reversal of Fuze’s historical intangible asset amortization	$(161)	$(372)
One time stock-based compensation expense for accelerated awards	—	351
Incremental 8x8 transaction expenses	—	6,499
Incremental Fuze transaction expenses	—	3,837
Bad debt expense adjustment due to adoption of CECL	—	425
Loss related to fair value adjustment of Fuze sales tax liability	—	2,533

Pro forma adjustment to general and administrative	$(161)	$13,273

(f)	Reflects the elimination of Fuze’s change in fair value of warrants.

(g)

Reflects the following adjustments to the Company’s other expense, net balance: (i) elimination of Fuze’s historical interest expense and (ii) loss on extinguishment of Fuze debt that was repaid on behalf of the sellers in connection with the Merger.

	Six Months Ended September 30, 2021	Year Ended March 31, 2021
Elimination of Fuze’s historical interest expense	$5,532	$8,720
Loss on extinguishment of Fuze debt repaid on behalf of the sellers in connection with the Merger.	—	(8,438)
Pro forma adjustment to other expense, net	$5,532	$282

(h)

Reflects benefit associated with the release of the Company’s valuation allowance, primarily due to the acquired taxable temporary differences originating in the pro forma acquisition adjustments. Pursuant to ASC 740-10-30-17, the Company considered future reversals of taxable temporary differences on a combined reporting basis as a source of taxable income and released a portion of its historical valuation allowance on its net deferred tax assets due to this additional source of taxable income.

(i)

The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of 8x8’s shares outstanding as if the Transactions occurred on April 1, 2020. The calculation of weighted average shares outstanding for pro forma basic and diluted net loss per share assumes that the shares issuable in connection with the Merger have been outstanding for the entirety of the period presented. Since 8x8 has a loss position in both the historical and pro forma results of operations, any dilutive shares that were identified in calculating the historical earnings per share would have been anti-dilutive for the pro forma calculations. The following table sets forth the calculation of basic and diluted loss per share for the six months ended September 30, 2021 and for the year ended March 31, 2021.

	Six Months Ended September 30, 2021	Year Ended March 31, 2021
Shares used in per share calculation:
Historical 8x8 weighted average shares - basic and diluted	111,180	105,700
Adjustment for share repurchase	(2,340)	(2,340)
Shares of 8x8, Inc. stock issued pursuant to the Merger Agreement	5,624	5,624
Adjustment for equity awards granted to key employees	183	59

Pro forma basic and diluted shares	114,647	109,043

Pro forma basic and diluted loss per share	$(1.04)	$(2.32)